INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of FIserv, Inc. on Form S-3 of our report dated January 30, 1995, incorporated by reference in the Annual Report on Form 10-K of FIserv, Inc. for the year ended December 31, 1994 and of our report dated March 1, 1995 relating to the consolidated financial statements of Lincoln Holdings, Inc. for the two years ended December 31, 1994 included in Form 8-K of FIserv, Inc. dated August 11, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.





DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
Milwaukee, Wisconsin

February 12, 1996

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